EXHIBIT 10.11

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Milan, June 15th, 2006

Dear Mr. De Gasperis,

I am writing to summarize the content and scope of the agreement (“Agreement”) between Symmetry Holdings Inc. (“Symmetry”) and Ilut Srl (“Ilut”) for the performance by Ilut of the following services for Symmetry (the “Services”):

o	Development of a throughput-based analysis software application tool (to be named “TPAT”) as described in more detail in Attachment A annexed hereto, that provides throughput-based financial analysis, including full buyout and return on investment analysis and other key decision support processes for screening acquisition targets;

o	The design of a company logo and the realization of a web site www.symmetryholdings.com to complement Symmetry’s marketing and communication activities; and

o	Printing of business cards and stationery for Symmetry Holdings.

Ilut will provide the above mentioned outputs (which, for the sake of clarity, will, among other things, form a part of the “Work Product” as defined below) by the end of September 2006; it is understood that during the months of October and November extensive tests will be carried out on the TPAT to validate its usability and functionality. The specs of TPAT are the ones we defined together with our software specialists and specified in Attachment A. Ilut agrees that the TPAT will function as intended and will meet the specifications outlined in Attachment A. To the extent the Work Product fail to meet any specifications, Ilut shall correct the defects and deficiencies free of charge.

Ilut’s fee for the Services is $57,000 to be paid as follows:

$35,000 on September 1st 2006
$22,000 on October 1st 2006

Ilut agrees that all inventions, improvements, developments, technical information, skill and know-how, patentable or unpatentable, which Ilut makes, discovers or develops for, in the course of, or as a result of, the performance of the Services or pursuant to this Agreement, including the three outputs listed above, (individually and collectively referred to as “Work Product”) shall be, upon

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creation, the exclusive property of Symmetry (or its designated affiliate). All rights therein, including any patents, copyrights, trademarks and trade secret rights, and the rights to register or apply therefor, in or relating to Work Product (including all derivative works and improvements thereto), shall likewise be the exclusive property of Symmetry or such affiliate. All Work Product comprising copyrightable subject matter is agreed to be work made for hire pursuant to the Copyright Act of 1976 as from time to time amended. To the extent any such Work Product is deemed other than a work made for hire, Ilut shall assign, and hereby assigns, in perpetuity, all rights it has or may have, in the Work Product (including all derivative works and improvements thereto), to Symmetry. Ilut shall, promptly at the request of Symmetry, execute any and all documentation reasonably requested by Symmetry to assign, evidence, perfect, register and enforce Symmetry’s rights in and ownership of all patents, copyrights and other intellectual property relating to the Work Product in any and all countries, including without limitation, the execution of additional instruments of conveyance and assisting Symmetry with applications for patents, copyrights or other intellectual property registrations.

As part of performing the Services, Ilut may utilize certain preexisting proprietary software, methodologies, tools specifications or other materials which may have been developed by or licensed to Ilut, in each case independent and separate of this Agreement and without reference to Symmetry’s proprietary rights or confidential information (collectively, “Ilut Proprietary Rights”). Ilut hereby grants to Symmetry and its affiliates, a fully paid-up, royalty-free, worldwide, non-exclusive and irrevocable license to use the Ilut Proprietary Rights as part of the Services or any Work Product.

Ilut represents, warrants and covenants to Symmetry that the Work Product and all Services do not and will not infringe or misappropriate the patent, copyright, trademark, trade secret, or other intellectual property rights of any third party.

Symmetry will have no obligation or liability with respect to or arising out of its receipt of and/or use and/or disclosure of any and all Work Product or any other materials, tools, processes, inventions, technical information, know-how, data, drawings, documents, prototypes, or models which Ilut at any time discloses or furnishes to Symmetry in connection with the Services covered by this Agreement. Additionally, Ilut shall defend, indemnify and hold harmless Symmetry and its directors, officers, affiliates, customers, employees and agents from and against any suit, proceeding, claim, costs, losses and damages (including reasonable attorneys’ fees) relating to any actual or alleged claim of infringement or misappropriation of any intellectual property right or a trade secret relating to any

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Work Product developed or delivered by Ilut or that relates to the performance of Services by Ilut or any materials supplied or used by Ilut.

Ilut shall not disclose, duplicate, copy or use for any purpose other than the performance of this Agreement, and shall treat as confidential and proprietary to Symmetry, all information which relates to Symmetry’s business affairs, including, all Work Product. The obligation to treat any information as proprietary and confidential shall not apply to information which (i) was in the public domain at the time it was disclosed or has come into the public domain through no act or omission of Ilut or its employees; (ii) was independently developed by Ilut without use of any confidential information of Symmetry and outside the scope of any agreement with Symmetry; or (iii) was obtained rightfully by Ilut from a third party not bound by an obligation of confidentiality to Symmetry.

Ilut acknowledges that all amounts held at any time in the trust account established by Symmetry in connection with its initial public offering have been specifically designated for purposes other than satisfying any obligation now or at any time in the future owing to Ilut.  Ilut further acknowledges that it is not providing Services to Symmetry with the expectation that such monies held in the trust account will be used to pay Ilut.  Accordingly, Ilut renounces and waives any right, interest or claim it now has or may ever have in law or in equity to any monies held in the Symmetry trust account.

We agree to consider this letter as an engagement for our collaboration.

SYMMETRY HOLDINGS INC. /s Corrado De Gasperis Corrado De Gasperis Chief Executive Officer	ILUT Srl /s Domenico Lepore Domenico Lepore President

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ATTACHMENT A

The Throughput-based Assessment Tool (TPAT) will include five main components. They are:

1.	Acquisition Summary
a.	Buyout Analysis
b.	Return Analysis
c.	Balance Sheet acquisition analysis

2.	Summary Financial Analysis
a.	Summary Throughput based Profit Statement (Current year plus 5 years)
b.	Summary Balance Sheet (Current year plus 5 years)
c.	GAAP Income Statement (Historical 3 years, Current + 5 years)
d.	GAAP Cash Flow Statement (Historical 3 years, Current + 5 years)

3.	Detailed Throughput-based profit modeling. Statement should role up:
a.	Sales
b.	TVC
c.	Throughput
d.	Operating Expense (each category should categorize between labor and non-labor)
i.	Recurring
1.	Research and Development
2.	Marketing
3.	Selling
4.	Manufacturing
5.	Administration
6.	Interest
7.	Taxes
8.	Other
ii.	Investment
1.	Capital expenditures for equipment
2.	Expenditures/projects for improvement/change activities
e.	Free Cash Flow available for debt reduction/distribution

4.	Detailed input for each of a. – d. above
a.	Sales – input by major product category units and pricing by major segment, round out with all other revenue
b.	TVC – input for top 10-15 components of TVC by major product category (same as above), round out with all other TVC
c.	Constraint Utilization Analysis, by facility – estimate of optimal Throughput for forward assumptions

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d.	Operating Expense (Top 5 components for each category, Labor = next 4)

5.	Other Supporting Analysis
a.	Identified Market Segments
b.	Top 20 Customers per segment
c.	Top 10 competitors
d.	Historical Market Size and share (last ten years)
e.	Market Outlook, by region, five years
f.	Technology Risk and IP Summary
g.	Jurisdictional Risk Summary